Exhibit 99.2

Press Release

For Further Information Contact:

Media Relations – David R. Hansen – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111

Westlake Chemical Declares Two-for-One Stock Split and Increases Quarterly Cash Dividend 12%

Houston, Texas (February 18, 2014)/PRNewswire/ — The Board of Directors of Westlake Chemical Corporation (NYSE:WLK) declared a two-for-one split of the company’s common stock and increased the quarterly cash dividend on the company’s common stock by 12 percent to $0.252 per share on a pre-split basis.

“These actions reflect the financial strength of the company,” said Albert Chao, President and CEO. “The cash dividend increase, the second in less than a year, and the stock split demonstrates the Board’s continued confidence in our ability to deliver strong earnings.”

The two-for-one common stock split will be accomplished by means of a stock dividend, to be distributed March 18, 2014 to stockholders of record as of February 28, 2014. Stockholders will be issued one additional share of common stock for each share held. Westlake Chemical expects that its common stock will begin trading on a split-adjusted basis on March 19, 2014.

The cash dividend is payable on March 18, 2014 to stockholders of record as of February 28, 2014, and will be paid on the pre-split shares.

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Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC resin and PVC building products including pipe and specialty components, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

The statements in this release relating to matters that are not historical facts, such as statements regarding the anticipated date that additional shares of common stock will be distributed; the quarterly dividend record and payment dates; Westlake’s financial strength and future business prospects; and the belief that the increased dividend will not compromise Westlake’s financial condition, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions;

governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC in February 2013.